Exhibit 10.2

                    Amendment to the Sears Executive
                      Retirement Plan Arrangements


     The plan entitled the "Sears Executive Retirement Plan
Arrangements" is hereby amended, effective as of March 24, 1997, by substituting the following for paragraph 3.2 thereof:

     "3.2 Payment of Benefits. The benefit payable to or on account of a participant under the Plan shall be payable at the time and under the same terms and conditions as described from time to time in SRIP. Notwithstanding the foregoing, in the event that a participant dies prior to the commencement of benefits from the Plan under circumstances where a lump sum death benefit would be payable to his spouse or to a designated beneficiary other than the spouse, such participant may elect to have such lump sum payment paid instead to a trust. Any such election must be in writing in a form approved by the Pension Plan Administrator and must contain the written consent of the person to whom he is married at the time of his death, and must also apply to SRIP. A valid election under this paragraph shall have the effect of changing the recipient of the lump sum payment that would otherwise have been payable to the participant's spouse or designated beneficiary on account of his death, but not the method of calculating the amount of such payment. The Pension Plan Administrator may require additional documentation, such as a copy of the current trust instrument, without which any election under this paragraph shall be invalid. A participant may revoke any such election and may make a new election prior to his death."



/s/ Arthur C. Martinez
Arthur C. Martinez


/s/ Alan J. Lacy
Alan J. Lacy


/s/ Anthony J. Rucci
Anthony J. Rucci


/s/ Michael D. Levin
Michael D. Levin